
COMBINED STATEMENTS OF OPERATIONS                U S WEST MEDIA GROUP
(UNAUDITED)

                                         Quarter Ended
                                            March 31,          %
Dollars in millions                    1998        1997      Change
----------------------------------- ----------- ---------------------
SALES AND OTHER REVENUES
 Cable and broadband               $       624 $       556      12.2
 Wireless communications                   341         335       1.8
 Directory and information services        307         309      (0.6)
 Other                                       7           7       -
                                    ----------- -----------
Total sales and other revenues           1,279       1,207       6.0
                                    ----------- -----------
OPERATING EXPENSES
 Costs of sales and other revenues         424         406       4.4
 Selling, general and
  administrative expenses                  354         320      10.6
 Depreciation                              212         169      25.4
 Amortization                              144         134       7.5
                                    ----------- -----------
 Depreciation & amortization               356         303      17.5
                                    ----------- -----------
Total operating expenses                 1,134       1,029      10.2
                                    ----------- -----------
Income from operations                     145         178     (18.5)

Interest expense                          (150)       (175)    (14.3)
Equity losses in unconsolidated
 ventures                                 (136)       (165)    (17.6)
Gain on sale of investment                   -          51       -
Guaranteed minority interest expense       (22)        (22)      -
Other expense - net                        (20)         (4)      -
                                    ----------- -----------
Loss before income taxes                  (183)       (137)     33.6
Income tax benefit                          48          28      71.4
                                    ----------- -----------
NET LOSS                                  (135)       (109)     23.9
Dividends on preferred stock               (13)        (13)      -
                                    ----------- -----------
LOSS AVAILABLE FOR
 COMMON STOCK                      $      (148)$      (122)     21.3
                                    =========== ===========


















COMBINED STATEMENTS OF OPERATIONS                U S WEST MEDIA GROUP
(UNAUDITED)

                                         Quarter Ended
In millions (except                         March 31,          %
per share amounts)                     1998        1997      Change
----------------------------------- ----------- ---------------------
Basic and diluted
 average common shares
 outstanding                             608.3       606.5       0.3
                                    =========== ===========
Basic and diluted
 loss per common share             $     (0.24)$     (0.20)     20.0
                                    =========== ===========
